EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Spartan Stores, Inc. on Form S-8 of our reports dated May 2, 2001 and June 18, 2001, appearing in the Annual Report on Form 10-K of Spartan Stores, Inc. for the year ended March 31, 2001 which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Grand Rapids, Michigan
December 21, 2001